Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Arcutis Biotherapeutics, Inc. for the registration of common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units, and to the incorporation by reference therein of our report dated March 19, 2020, with respect to the financial statements of Arcutis Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA
February 1, 2021